Exhibit 99.1

FOR IMMEDIATE RELEASE: MAY 15, 2014

GEOPETRO RESOURCES COMPANY AND MCW ENERGY GROUP LIMITED MUTUALLY TERMINATE MERGER AGREEMENT

San Francisco, May 15, 2014 (GLOBE NEWSWIRE) -- GeoPetro Resources Company (OTCQB:GEOR) ("GeoPetro" or the “Company”) today announced that on May 14, 2014, the Agreement and Plan of Merger, as amended, (the “Merger Agreement”) entered into on February 28, 2013, between GeoPetro Resources Company, MCW Energy Group Limited (“Parent”), and MCW CA SUB, a wholly-owned subsidiary of Parent (“Merger Sub”), was terminated.

The Merger Agreement can be terminated by mutual written consent of the Company, Parent and Merger Sub prior to consummation of the merger. The Company and the other parties to the Merger Agreement jointly determined not to consummate the merger, and all of them executed a termination of the Merger Agreement on May 14, 2014.

About GeoPetro

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States and Australia. GeoPetro has developed an oil and gas property in its Madisonville Field Project in Texas. Elsewhere, GeoPetro has a geographically-diversified portfolio of exploratory and appraisal prospects.

Cautionary Note Regarding Forward-Looking Statements

Certain items in this press release and other information GeoPetro provides from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon GeoPetro’s historical performance and on GeoPetro’s current plans, estimates, and expectations in light of information currently available to GeoPetro. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to GeoPetro’s operations, financial results, financial condition, business, prospects, growth strategy, and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in GeoPetro’s Annual Report on Form 10-K. Furthermore, GeoPetro is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

For further information please contact:

GeoPetro Resources Company	Telephone: (415) 398-8186
Stuart J. Doshi, President & CEO	E-Mail: sdoshi@geopetro.com
Website: www.geopetro.com